United States securities and exchange commission logo





                      March 13, 2023

       Xianlong Wu
       Chief Executive Officer
       Bit Brother Ltd
       15/F, Block A, Kineer Business Centre
       53 Binjiang Road, Yuelu District
       Changsha, Hunan Province, China 410023
       People   s Republic of China

                                                        Re: Bit Brother Ltd
                                                            Form 20-F for the
Fiscal Year Ended June 30, 2022
                                                            Filed October 31,
2022
                                                            File No. 1-35755

       Dear Xianlong Wu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services